Exhibit 99.1

Enovis Announces Chief Financial Officer Transition Plan

Wilmington, Delaware, June 30, 2022 — Enovis Corporation (NYSE: ENOV), an innovation-driven medical technology growth company, today announced that Ben Berry, CFO of the Company’s business units, will succeed Chris Hix as Chief Financial Officer, effective January 1, 2023. At that time, Mr. Hix will transition to an advisory role until his retirement in the fourth quarter of 2023.

Matt Trerotola, Enovis Chief Executive Officer, stated, “Ben has demonstrated strong financial leadership in the medical technology space over his 21-year career. Since joining us in 2020, he has strengthened our financial teams and processes, while making significant contributions to the Company’s improved operating performance and profit margins. He has also played a key role in shaping our growth strategy, including acquisitions. We look forward to Ben’s continued contributions to our future success in his new role.”

Mr. Trerotola continued, “It has been a privilege to work with Chris for the past six years, and we wish him all the best as he transitions into retirement. His deep experience, leadership, and commitment to excellence have been instrumental in the execution of our operating plans and transformation of the Company into a pure-play, medical technology leader. All of us at Enovis value his outstanding financial stewardship, thoughtful guidance, and strong engagement and will benefit from his valuable counsel to ensure a seamless transition.”

Mr. Hix joined the Company in 2016 as CFO. During his tenure, the Company transformed its portfolio of businesses by improving operating performance, acquiring a medical technology growth business platform, successfully divesting cyclical industrial businesses, and separating the remaining Company into two independent public companies with distinctive paths for significant shareholder value creation.

Previously, Mr. Berry spent 18 years in the medical technologies sector with Alcon, which included its launch as an independent public company. During his tenure, he served in finance leadership roles of increasing responsibility in strategy, operations and business process improvement. He holds a master’s degree in business administration from Kennesaw State University.

About Enovis

Enovis Corporation (NYSE: ENOV) is an innovation-driven medical technology growth company dedicated to developing clinically differentiated solutions that generate measurably better patient outcomes and transform workflows. Powered by a culture of continuous improvement, global talent and innovation, the Company’s extensive range of products, services and integrated technologies fuels active lifestyles in orthopedics and beyond. For more information about Enovis, please visit www.enovis.com.

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Derek Leckow

Vice President, Investor Relations

Enovis Corporation

+1-302-252-9129

investorrelations@Enovis.com

Source: Enovis Corporation